EXHIBIT 21.1
COMSYS IT Partners, Inc.
List of Significant Subsidiaries

Subsidiary	Jurisdiction	Trade Names
COMSYS Services LLC	Delaware	COMSYS

COMSYS Information Technology Services, Inc.	Delaware	COMSYS

Pure Solutions, Inc.	California	Pure Solutions